NeuroPace Reports Third Quarter 2022 Financial Results and Provides a Business Update

Mountain View, Calif. –November 8, 2022 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ending September 30, 2022.

Recent Highlights
•Achieved total revenue of $11.2 million for the third quarter of 2022, representing growth of 8% compared to the third quarter of 2021 and 9% compared to the second quarter of 2022
•Achieved initial implant revenue of $9.2 million for the third quarter of 2022, representing growth of 18% compared to the third quarter of 2021 and 15% compared to the second quarter of 2022
•Initiated distribution of DIXI Medical’s stereo EEG product portfolio to epilepsy monitoring units, or EMUs, on October 1, 2022
•Implanted the first patient with the RNS System in the NAUTILUS pivotal study for primary generalized epilepsy

“Our third quarter results demonstrated increased adoption of the RNS System,” said Mike Favet, Chief Executive Officer of NeuroPace. “We are encouraged by the increasing awareness of the clinical benefits and differentiated features of RNS and what we believe are sustained improvements in the EMU operating environment. In addition, we are excited about our initial distribution activity of DIXI Medical stereo EEG electrodes. We believe continued commercial execution will drive increasing utilization of our technology within comprehensive epilepsy centers and their EMUs.”

Third Quarter 2022 Financial Results
Total revenue was $11.2 million in the third quarter of 2022, representing growth of 8% compared to the prior year period and 9% compared to the prior quarter. Initial implant revenue was $9.2 million, growth of 18% compared the prior year period and 15% sequentially. Replacement implant revenue was $1.9 million, compared to $2.5 million in the prior year period. Replacement implant revenue will generally continue to decrease until a significant number of devices with the longer lasting battery reach end of service. More than 90% of patients have had their NeuroPace device replaced when the battery reaches end of service, so replacement implant revenue is primarily a function of when the batteries in the previously implanted devices reach end of service.

Gross margin for the third quarter of 2022 was 71% compared to 73% in the third quarter of 2021. The decline in gross margin was primarily due to a short-term supply chain disruption, which was resolved during the third quarter.

Total operating expenses in the third quarter of 2022 were $18.2 million, compared with $13.8 million in the prior year period. R&D expense in the third quarter was $5.6 million compared with $4.3 million in the prior year period. The increase in R&D expense was primarily driven by an increase in personnel related expenses, product development, and clinical study expenses. SG&A expense in the third quarter of 2022 was $12.6 million compared with $9.4 million in the prior year period. The increase in SG&A expense was primarily driven by personnel related expenses and increased sales and marketing costs to support commercial expansion initiatives.

Net loss was $11.8 million for the third quarter of 2022, compared to a net loss of $8.1 million in the prior year period. Interest expense in the third quarter of 2022 was $1.9 million, compared to $1.8 million in the prior year period.

Cash, cash equivalents and marketable securities were $85.4 million down from $92.4 million as of June 30, 2022, and long-term borrowings were $52.0 million as of September 30, 2022.

Updated 2022 Financial Guidance
•Total revenue of $44.5 million to $45.5 million compared to the previous expectation of $43 million to $45 million
•Initial implant revenue of $35 million to $36 million compared to the previous expectation of $34 million to $36 million
•Replacement implant revenue of nearly $8 million compared to the previous expectation of $7.5 million
•DIXI Medical revenue of approximately $1.5 million, expected in the fourth quarter of 2022
•Gross margin in the low 70% range
•Total operating expenses of $74 million to $75 million, which includes approximately $8 million to $9 million of non-cash stock-based compensation expense and approximately $1 million of DIXI launch related expenses in the fourth quarter

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the third quarter 2022 financial results after market close on Tuesday, November 8, 2022, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.neuropace.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including the statements related to EMU patient volume trends, drivers of replacement implant revenue and under the caption “Updated 2022 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 10, 2022 and its quarterly report on Form 10-Q to be filed with the SEC on November 8, 2022, as well as any reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:

Gilmartin Group
Philip Taylor
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$11,157	$10,339	$32,731	$34,186
Cost of goods sold	3,192	2,832	9,041	8,827
Gross profit	7,965	7,507	23,690	25,359
Operating expenses
Research and development	5,611	4,329	16,857	12,866
Selling, general and administrative	12,553	9,421	37,768	27,215
Total operating expenses	18,164	13,750	54,625	40,081
Loss from operations	(10,199)	(6,243)	(30,935)	(14,722)
Interest income	423	136	778	262
Interest expense	(1,906)	(1,826)	(5,588)	(5,548)
Other income (expense), net	(103)	(150)	(191)	(5,379)
Net loss	$(11,785)	$(8,083)	$(35,936)	$(25,387)
Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(0.34)	$(1.47)	$(1.81)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,728,701	24,101,399	24,514,820	14,061,958

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$5,688	$19,187
Short-term investments	79,724	96,397
Accounts receivable	7,876	7,091
Inventory	8,581	7,822
Prepaid expenses and other current assets	2,501	2,319
Total current assets	104,370	132,816
Property and equipment, net	894	603
Operating lease right-of-use asset	15,067	—
Restricted cash	122	122
Other assets	21	21
Total assets	$120,474	$133,562
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,175	$1,378
Accrued liabilities	7,550	7,923
Operating lease liability	692	—
Total current liabilities	9,417	9,301
Deferred rent, noncurrent	—	911
Long-term debt	51,954	49,847
Operating lease liability, net of current portion	15,694	—
Total liabilities	77,065	60,059
Stockholders’ equity
Common stock, $0.001 par value	25	24
Additional paid-in capital	504,425	497,522
Accumulated other comprehensive income	(1,334)	(272)
Accumulated deficit	(459,707)	(423,771)
Total stockholders’ equity	43,409	73,503
Total liabilities and stockholders’ equity	$120,474	$133,562